
                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         HEALTHDYNE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                   EXHIBIT 40


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                                     (LOGO) HEALTHDYNE
                           M. WAYNE BOYLSTON
                           ------------------------------------
                           CONTACT
HEALTHDYNE TECHNOLOGIES    APRIL 17, 1997
ANNOUNCES DESIGNATION      ------------------------------------
OF ANNUAL MEETING DATE     RELEASE DATE
                           (770) 499-1212
                           ------------------------------------
                           PHONE


FOR IMMEDIATE RELEASE

     Marietta, Georgia, April 17, 1997 -- Healthdyne Technologies, Inc. (Nasdaq:HDTC) today announced that July 30, 1997 has been designated as the date for the Company's 1997 Annual Shareholders' Meeting. The Company established June 23, 1997 as the record date for determining the shareholders entitled to vote at the meeting.

     The Company indicated that its Board of Directors has approved the following individuals as its nominees for directors to be elected at the 1997 Annual Shareholders' Meeting: Parker H. Petit, J. Terry Dewberry, James J. Wellman, M.D., Alexander H. Lorch, J. Leland Strange, J. Paul Yokubinas, and Craig B. Reynolds. The Board of Directors also unanimously recommended that the shareholders reject the nominees for directors and by-law amendments proposed by Invacare Corporation in connection with its unsolicited, hostile tender offer and related proxy contest.

     "We look forward to our 1997 Annual Shareholders' Meeting which has now been set for late July," said Parker H. Petit, the Company's Chairman of the Board. "Our second quarter results should be released by mid-July, and we believe that our second quarter results will demonstrate further progress in the execution of our strategic plan and will support Healthdyne Technologies remaining an independent company."
     Healthdyne Technologies designs, manufactures and markets technologically advanced medical devices for use in the home, as well as other specialized clinical settings. The Company's products include diagnostic and therapeutic devices for the evaluation and treatment of sleep disorders, non-invasive ventilators, oxygen concentrators and medication nebulizers for the treatment of respiratory disorders, monitors for infants at risk for SIDS, and products for asthma management.
     This press release contains forward-looking statements that involve risks and uncertainties, including developments in the healthcare industry, development and introduction of new products on a timely basis, favorable resolution of intellectual property matters, third-party reimbursement policies and practices and regulatory requirements affecting the approval and sale of medical devices, as well as other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including its Reports on Form 10-K, 8-K and 10-Q.

                                                                          NEWS
     RELEASE

    1255 KENNESTONE CIRCLE - MARIETTA, GEORGIA 30066 - (770) 499-1212 - FAX
                                 (770) 421-1684

                            PARTICIPANT INFORMATION

     In addition to Healthdyne Technologies, other participants in any proxy solicitation by Healthdyne Technologies in connection with its 1997 annual meeting may include the following directors and executive officers of Healthdyne
Technologies: Parker H. Petit, Chairman of the Board; Craig B. Reynolds, President, Chief Executive Officer and Director; J. Terry Dewberry, Director; Alexander H. Lorch, Director; J. Leland Strange, Director; James J. Wellman, M.D., Director; J. Paul Yokubinas, Director; Robert M. Johnson, Senior Vice President -- Business Development; John L. Miclot, Senior Vice
President -- Sales and Marketing; Robert E. Tucker, Senior Vice
President -- Operations; M. Wayne Boylston, Vice President -- Finance, Chief Financial Officer and Treasurer; Leslie R. Jones, Vice President, General Counsel and Secretary; and Jeffrey A. North, Corporate Controller. The above-referenced individuals beneficially own an aggregate of 1,513,729 shares of Healthdyne Technologies' common stock (including shares underlying vested options). Healthdyne Technologies has retained Morrow & Co., Inc. to act as information agent and proxy solicitor in connection with the Invacare offer for customary fees. Although Cowen & Company ("Cowen"), which is acting as financial advisor to Healthdyne Technologies in connection with the Invacare offer, does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning them, the following employees of Cowen may assist Healthdyne Technologies in such a solicitation: Rob Valdez (Managing Director) and Ned Brown (Director). Cowen will receive customary financial advisor fees, reimbursement and indemnification from Healthdyne Technologies in connection with the Invacare offer. Cowen will not receive any additional fee for or in connection with assisting in any solicitation of proxies. Cowen engages in a full range of investment banking, research, sales, trading, market-making, brokerage, asset management and correspondent clearing services for institutional and individual clients. In the ordinary course of its business, Cowen maintains customary arrangements and effects transactions in the securities of Healthdyne Technologies for the accounts of its customers. As a result of its engagement by Healthdyne Technologies, Cowen has restricted its proprietary trading in the securities of Healthdyne Technologies (although it may still execute trades for customers on an unsolicited agency basis).

                                    #  #  #

                                                                   EXHIBIT 41



                                HEALTHDYNE LOGO


                                                                  April 17, 1997


Dear Fellow Healthdyne Technologies Shareholder:

     I am writing to give you another update on the Invacare hostile takeover attempt and again urge you not to tender your shares to Invacare.

     Invacare has extended its tender offer three times and the offer is now scheduled to expire on April 28. When the offer was last extended, only 17 percent of the Healthdyne Technologies shares had been tendered to Invacare. Since Invacare is not in a position to buy any shares at this time, Invacare undoubtedly will extend its tender offer again on April 28.


     You should have received the press release reporting Healthdyne Technologies' first quarter financial performance. Personally, I believe those results were outstanding. Your Company's revenues grew 30 percent over the first quarter of 1996. Net earnings for the first quarter of 1997 reached $2.1 million, or $0.16 per share, excluding an after-tax charge of $780,000, or $0.06 per share, for expenses associated with Invacare's hostile takeover attempt. This compares to net earnings of $1.8 million, or $0.14 per share, in the first quarter of 1996. In addition, operating earnings for the first quarter of 1997 reached $4.0 million, or 11% of revenues, up from $2.8 million, or 8% of revenues, in the fourth quarter of 1996.


     The first quarter results clearly demonstrate the revenue and profit momentum that is coming from the new products that your Company recently introduced. We intend to continue this momentum with two new products being introduced during the second quarter of 1997, and a number of other product introductions are scheduled for the remainder of 1997 and for 1998. We have made major investments in technology and products over the last two years and have repositioned ourselves for the changes in the healthcare markets which we serve.


     Analysts who follow Healthdyne Technologies have concluded in written reports that Invacare's offer makes little sense and that the price Invacare is offering is below their estimated value for your Company's shares. INDEED, THE CURRENT MARKET PRICE OF YOUR COMPANY'S STOCK -- $14 5/8 CLOSE ON APRIL
16 -- SUBSTANTIALLY EXCEEDS INVACARE'S OFFER PRICE. MORE IMPORTANTLY, YOUR BOARD OF DIRECTORS AND THE COMPANY'S FINANCIAL ADVISORS, COWEN & COMPANY, CONTINUE TO BELIEVE THAT INVACARE'S OFFER DOES NOT REFLECT THE TRUE VALUE OF YOUR COMPANY AND IS GROSSLY INADEQUATE.

     Under these circumstances, we see no reason why any shareholder of Healthdyne Technologies should tender shares to Invacare. We urge you not to tender, or if you have already tendered, to withdraw your tender.


     Invacare has resorted to a public relations campaign of misinformation, and I am certain that you will see press releases, newspaper articles and direct communications from Mr. Mixon, Invacare's Chairman, over the coming weeks. This is unfortunate, because it certainly does not serve you, our shareholders, at all. I believe you deserve to be fully informed on the issues and we will continue to update you on the issues as the need arises.


     An article appearing in the April 10 issue of the Atlanta Journal/Constitution contains several quotes from Mr. Mixon that illustrate my point. Mr. Mixon commented that the Dillon Read analyst who recently issued a favorable report on your Company was "in Healthdyne's pocket". In point of fact, Dillon Read, one of the top investment banking institutions in the country, in the past has provided services to your Company's former parent, but has never been engaged by your Company in any capacity and is not being compensated by us in any way. However, a statement in the same article attributed to a vice president of McDonald & Company of Cleveland that "Invacare's $12.50 a share offer was high enough" is particularly interesting because a managing director of McDonald & Company is on Invacare's Board of Directors. Now, you can judge for yourself who is in whose pocket.


     Mr. Mixon has also made allegations in the press that Healthdyne Technologies took unusual steps to "window dress" the results for the first quarter at the expense of subsequent quarters. I can assure you that Mr. Mixon's allegations are not correct, and analysts who follow the Company agree. In addition, Mr. Mixon has not focused on the healthy revenue increases that occurred in the fourth quarter of 1996 as well as the first quarter of 1997. I urge you to wait for our second quarter results to be released in early July and then judge for yourself.


     What is going on is fairly simple to put into perspective. On Invacare's side, Mr. Mixon is doing his utmost to keep the Healthdyne Technologies' stock price low in order to buy your shares at the lowest "bargain price". I expect that his comments to you and the press in the months ahead will all be designed to discredit your Company, its management and its future. It is in Invacare's and his personal interests to do so. From Healthdyne Technologies' standpoint, your Board of Directors and management are working diligently to protect your Company from Invacare's tactics which are designed to replace the current Healthdyne Technologies' Board with their own hand-picked nominees who will then accept Invacare's "bargain offer."



     You, the Healthdyne Technologies' shareholders, have already sent two clear messages to Invacare that you are not interested in their "bargain priced" offer. You have another opportunity on April 28th to send another clear message.


     Your Board of Directors has met, received financial recommendations from our financial advisors, and told you that the $13.50 price is still "grossly inadequate."

Healthdyne Technologies' first quarter results have demonstrated greatly increasing revenues and profits growth. The market price of your shares exceeds Invacare's offer, and analysts have reported favorably on your Company and its future prospects.


     Your Board of Directors just scheduled the Annual Meeting of Shareholders for July 30, 1997. Prior to that date, we will be sending you important information concerning your Company's financial performance. You will have ample time to consider the issues and cast your vote.


     I would ask that you not tender your shares to Invacare. Also, if you have previously tendered your shares, you are reducing your flexibility by leaving them with Invacare over the next several months. You can call the number at the bottom of this letter and withdraw your tender and retain your shares until something more definite takes place.


     Thank you for your continued trust and support.

                                          Sincerely,

                                          /s/ Parker H. Petit

                                          Parker H. Petit
                                          Chairman of the Board

     If you have already tendered your shares to Invacare and wish to change your mind, you can withdraw your shares at any time on or before the expiration of the tender offer. In order to withdraw your shares, please call Morrow & Co., Inc. at (212) 754-8000.

                            PARTICIPANT INFORMATION


     In addition to Healthdyne Technologies, other participants in any proxy solicitation by Healthdyne Technologies in connection with its 1997 annual meeting may include the following directors and executive officers of Healthdyne
Technologies: Parker H. Petit, Chairman of the Board; Craig B. Reynolds, President, Chief Executive Officer and Director; J. Terry Dewberry, Director; Alexander H. Lorch, Director; J. Leland Strange, Director; James J. Wellman, M.D., Director; J. Paul Yokubinas, Director; Robert M. Johnson, Senior Vice President -- Business Development; John L. Miclot, Senior Vice
President -- Sales and Marketing; Robert E. Tucker, Senior Vice
President -- Operations; M. Wayne Boylston, Vice President -- Finance, Chief Financial Officer and Treasurer; Leslie R. Jones, Vice President, General Counsel and Secretary; and Jeffrey A. North, Corporate Controller. The above-referenced individuals beneficially own an aggregate of 1,513,729 shares of Healthdyne Technologies' common stock (including shares underlying vested options). Healthdyne Technologies has retained Morrow & Co., Inc. to act as information agent and proxy solicitor in connection with the Invacare offer for customary fees. Although Cowen & Company ("Cowen"), which is acting as financial advisor to Healthdyne Technologies in connection with the Invacare offer, does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Act of 1934, as amended, or that such
Schedule 14A requires the disclosure of certain information concerning them, the following employees of Cowen may assist Healthdyne Technologies in such a solicitation: Rob Valdez (Managing Director) and Ned Brown (Director). Cowen will receive customary financial advisor fees, reimbursement and indemnification from Healthdyne Technologies in connection with the Invacare offer. Cowen will not receive any additional fee for or in connection with assisting in any solicitation of proxies. Cowen engages in a full range of investment banking, research, sales, trading, market-making, brokerage, asset management and correspondent clearing services for institutional and individual clients. In the ordinary course of its business, Cowen maintains customary arrangements and effects transactions in the securities of Healthdyne Technologies for the accounts of its customers. As a result of its engagement by Healthdyne Technologies, Cowen has restricted its proprietary trading in the securities of Healthdyne Technologies (although it may still execute trades for customers on an unsolicited agency basis.)